                     COLUMBIA MANAGEMENT DISTRIBUTORS, INC.

                           MUTUAL FUND SALES AGREEMENT

Ladies and Gentlemen:

We are the exclusive distributor of the shares of the funds of the fund families set forth in Schedule A (the "Distributed Funds"). We invite you to participate in the offer and sale of the shares of those Distributed Funds (or classes thereof) as we may determine from time to time (each a "Fund" and collectively the "Funds") on the terms set forth below.

1. YOUR REGULATORY STATUS: If you are a registered broker or dealer under the Securities Exchange Act of 1934 ("1934 Act"), you agree that the terms in Schedule B apply. Otherwise, you agree that the terms in Schedule C apply.

2. APPOINTMENT: We appoint you to provide the services set forth in this Agreement on a non-exclusive basis, subject to and in compliance with all terms of this Agreement, the Funds' then-current prospectuses and statements of additional information including any supplements thereto (collectively, the "Prospectus"), the Funds' new account applications, applicable laws, regulations and rules of self-regulatory organizations (collectively "Applicable Law") and such procedures and instructions as we may communicate to you.

3. OFFER AND SALE OF FUND SHARES:

(a) You agree to offer and sell the Funds' shares, but to do so only in the states and other jurisdictions in which we have indicated to you on a supplemental list that you may make such offers and sales. You may act either as principal or as agent of your customers ("Customers") who purchase Fund shares through you. In connection with your offers and sales of Fund shares, you agree that we have no responsibility for determining whether the Funds' shares are suitable for your Customers. You agree never to make any statement or representation in connection with us, our affiliates or the Funds other than that as contained in the Prospectus, shareholder reports and sales literature issued by us ("Sales Literature") or as otherwise approved in writing by us.

(b) If you sell shares for which a distribution plan has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("1940 Act"), you agree to provide reasonable sales support assistance, including forwarding Sales Literature to your Customers and providing other sales support assistance as we may request. You shall perform all support services in a professional, competent and timely manner.

(c) We shall furnish you upon request with a reasonable quantity of copies of the Sales Literature. If we supply you with copies of any Fund prospectus or statement of additional information supplements, you agree to affix copies of the supplements as appropriate and distribute only appropriately supplemented prospectuses or statements of additional information. You agree not to use Sales Literature with your Customers unless accompanied or preceded by the Prospectus. You agree not to amend or translate any Sales Literature. You agree that any supplemental literature we provide you regarding hypothetical investments may be used only in "one-on-one presentations" within the meaning of the rules of the National Association of Securities Dealers, Inc. ("NASD").

(d) You shall submit any sales literature or materials or advertising you prepare regarding the Funds to us for our prior approval. We may withdraw our approval of any such materials upon notice. You shall then immediately discontinue using those materials. You are responsible for ensuring that any such materials are prepared and distributed in accordance with Applicable Law, including any filing obligations.

4. PURCHASE, REDEMPTION AND EXCHANGE OF FUND SHARES:

(a) You agree: (i) to offer and sell each class of each Fund's shares at the applicable public offering price; (ii) that redemptions of shares will be made at the net asset value of such shares, less any applicable deferred sales charges or redemption fees; and (iii) that exchanges of shares will be made at the net asset value of such shares, less any applicable sales charges and/or redemption fees, all as provided in the Prospectus.

(b) All purchase and exchange orders are subject to acceptance and confirmation by us, the Funds and their transfer agent (the "Transfer Agent"). You agree to date and time stamp all orders you receive and to forward all orders to the Transfer Agent in proper form for processing at the next-determined share price after your receipt.

(c) You agree that you have systems, procedures and/or policies in place designed to ensure that you are complying with all terms of this Agreement, the Prospectus requirements and all relevant rules and regulations regarding the handling of mutual fund share orders on a timely basis.

(d) You may not make any conditional or contingent orders for any Fund's shares. We may in our sole discretion reject any purchase order in whole or in part. We also may in our discretion suspend sales or withdraw the offering of shares, in whole or part, without notice to you.

(e) If you place a purchase order and payment for shares is not received or made within the time set forth in the Prospectus, the sale may be canceled without any responsibility or liability on the part of us, the Funds or the Transfer Agent or we may elect to buy the shares. We shall have no liability for any check or other item returned unpaid to you after you have paid us on behalf of a Customer.

(f) If you place a redemption order and the Transfer Agent does not receive instructions in proper form, [including any outstanding certificates], within the time set forth in the Prospectus, the redemption may be canceled without any responsibility or liability on the part of us, the Funds or the Transfer Agent or we may elect to buy the shares redeemed. We may refuse to liquidate an investment or part of an investment unless we receive your Customer's signed authorization of the liquidation.

(g) You agree that if a Customer's Fund shares are redeemed within seven business days after the confirmation of the original order, you will refund the full concession allowed. The provisions of this sub-Section shall survive the termination of this Agreement.

(h) You agree to be responsible to the Funds, the Transfer Agent and us for any losses, claims, damages or expenses resulting from your: (i) failure to make any payment for, or settle any redemption of, Fund shares pursuant to this Agreement or (ii) correction or cancellation of any order after its trade date. You will immediately pay such loss, claim, damage or expense to us, the Transfer Agent or the Funds, as appropriate, upon notification.

(i)  You acknowledge that the Funds do not issue share certificates

(j)  You further agree:

     (i) to purchase shares only to cover purchase orders you already have received, or for your own investment;

     (ii) to maintain records of all transactions in Fund shares made through you and to furnish us with copies on request;

     (iii) not to withhold placing Customers' orders for shares so as to profit as a result of such withholding;

     (iv) not to place orders for Fund shares in amounts just below the point at which sales charges are reduced so as to benefit from a higher sales charge applicable to the amount below the breakpoint; and

     (v)  to purchase Fund shares only through us.

(j) You agree to cooperate with all requests by the Funds with respect to discouraging, monitoring and terminating patterns of trading that the Funds deem disruptive, including providing, promptly upon request by the Funds, the Taxpayer Identification Number of all shareholders (as such term is defined by Rule 22c-2 under the 1940 Act) that purchased, redeemed, transferred or exchanged shares held through an account with you, and the amounts and dates of such purchases, redemptions, transfers or exchanges. You agree to comply with any restrictions and limitations on purchases, redemptions and exchanges described in the Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing). If it should come to your attention that any Customers are engaging in a pattern of purchases, redemptions and/or exchanges of shares that appears to evidence market timing, you shall promptly notify us and the Funds in writing of such pattern. You also shall execute any instructions from us or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by a shareholder (as such term is defined by Rule 22c-2 under the 1940 Act) who has been identified by the Funds as having engaged in transaction of Fund shares (directly or indirectly through your account) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.

5. SERVICING BENEFICIAL OWNERS OF FUND SHARES: If your Customers hold positions in shares of a class or classes upon which you receive shareholder servicing or shareholder administration fees, you agree that the provisions of Schedule D shall apply.

6. COMPENSATION:

(a) The total sales charges and your dealer concessions (if any) on each purchase of Fund shares shall be as stated in the Prospectus, subject to Applicable Law including NASD rules. You must notify the Transfer Agent that an order qualifies for a reduction in, or waiver of, sales charges at the time of the order placement in order for the Customer to obtain the reduction or waiver. If you fail to so notify, neither we, the Transfer Agent nor any of the Funds will be liable for reimbursing the Customer for the reduction or waiver that should have been effected. You agree to ensure that every Customer receives the benefit of any appropriate reduction in or waiver of a sales charge as described in the Prospectus. There is no sales charge or discount on reinvested dividends.

(b) As compensation for the sales support assistance described in sub-Section 3(b), we also may arrange for you to be paid a periodic fee based upon a percentage of the average daily net asset value of the respective Fund's shares attributable to you. We will inform you of the amount of the fee (if any) and may arrange for the fee payable to be changed upon prior notice. Our liability to you for the payment of a distribution or service fee related to a Fund for any period is limited solely to the proceeds of that Fund's distribution or service fee actually received by us for such period. We may stop paying distribution and service fees for any Fund at any time without notice to you. Each Fund reserves the right to establish and change minimum asset amounts at the representatives level and dealer level as conditions for its obligations to pay service fees.

(c) You may charge reasonable service fees to your Customers for processing exchange or redemption orders, provided you disclose the fees to your Customers and that such fees do not constitute sales loads as defined in
     Section 2(a)(35) of the 1940 Act.

7. COMPLIANCE WITH LAW:

(a) You agree to comply with Applicable Law and, if applicable, the rules of the National Securities Clearing Corporation ("NSCC"). You shall have sole responsibility for the registration and licensing of persons selling Fund shares on your behalf and the manner of sale of Fund shares by you or those that sell on your behalf.

(b) You agree to cooperate fully with any and all efforts by us or the Funds to assure ourselves that you have implemented effective compliance policies and procedures administered by qualified personnel including, without limitation:

     (i) permitting us and the Funds to become familiar with your operations and understand those aspects of your operations that expose us or the Funds to compliance risks;

     (ii) permitting us and the Funds to maintain an active working relationship with your compliance personnel;

     (iii) providing us and the Funds with periodic and special reports in the event of compliance problems;

     (iv) providing us and the Funds with such certifications as we may require on a periodic or special basis; and

     (v) making your personnel and applicable policies and procedures available to such audit personnel as we or the Funds may designate to audit the effectiveness of your compliance controls.

8. CUSTOMER INSTRUCTIONS:

(a) You represent and warrant that you have full authority to act on behalf of each Customer and will act only in accordance with the scope of your authority when acting on behalf of the Customer.

(b) If a Customer's account with a Fund is established without the Customer signing an account application, you represent and warrant that the instructions relating to account establishment and shareholder options (whether on the account application, in another document or orally) are in accordance with the Customer's instructions.

(c) You agree to provide all necessary information for us and the Funds to comply properly with all federal, state and local reporting requirements for your Customer accounts. You represent and warrant that all Taxpayer Identification Numbers ("TINs") you provide are certified and that you will not establish an account without a certified TIN.

(d) You agree to be responsible to the Funds, the Transfer Agent and us for any losses, claims, damages or expenses resulting from acting upon such authority, instructions and performance.

9. SHAREHOLDER INFORMATION: You agree that we, the Funds and the Transfer Agent may mail or otherwise distribute to Fund shareholders any material concerning the Funds or other funds or services. If you hold Fund shares in record name or as nominee for your Customers, all Prospectuses, proxy statements, shareholder reports, and other printed material will be sent to you, and any confirmations and other communications to shareholders will be transmitted to you. You will be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all Customers for whose account you hold Fund shares.

10. NATURE OF RELATIONSHIP: You have no authority to act as agent for, partner of, or participant in a joint venture with, the Funds or us or any of our affiliates. Nothing in this Agreement shall constitute either of us the agent of the other or you or the Funds the agent of each other, except that you shall be deemed an agent of the Funds for the sole and limited purpose of receiving orders for Fund shares pursuant to sub-Section 4(b), to the extent that such an agency relationship is required by Applicable Law.

11. PROTECTION AGAINST UNAUTHORIZED USE OF RECORDKEEPING SYSTEMS: You agree to provide such security as is necessary to prevent any unauthorized use of the Funds' recordkeeping systems, accessed via any computer hardware or software provided to you by us or the Transfer Agent.

12. REPORTS: Upon our request, you agree to report to us in writing on the amounts you spend in connection with providing services pursuant to Section 3 and their purposes. You also agree to cooperate with us in our reporting to the Board of Trustees of Distributed Funds or regulators concerning this Agreement and the amounts you spend.

13. DISCLOSURES TO SHAREHOLDERS: You agree to disclose your compensation under this Agreement, together with any other compensation you receive in connection with your Customers' investments in Fund shares, to your Customers as required by Applicable Law and to the extent necessary to ensure that your Customers fully understand all such compensation and any conflicts of interest related to your receipt of such compensation. You also agree and warrant that your Customers will authorize your compensation and that your compensation will not be excessive or unreasonable.

14. PRIVACY AND CONFIDENTIAL INFORMATION

(a) "Confidential Information" means this Agreement and all proprietary information, data, trade secrets, business information and other information of any kind which (a) a party ("Discloser") discloses to the other party ("Recipient") or to which Recipient obtains access in connection with this Agreement and (b) relates to (i) the Discloser, (ii) in your case, us, the Funds, the Transfer Agent or our affiliates, or (iii) third-party suppliers or licensors who have made confidential or proprietary information available. Confidential Information includes Customer and account information.

(b) The Recipient shall not disclose or use Confidential Information other than in the course of ordinary business to carry out the purpose for which the Confidential Information was provided to the Recipient. The Recipient also shall not disclose Customer information on other than a "need to know" basis and then only to: (i) Recipient's employees or officers; (ii) affiliates of Recipient provided they shall be restricted in use and redisclosure to the same extent as Recipient; or (iii) carefully selected subcontractors that have entered into confidentiality agreements no less restrictive than the terms of this Agreement; or pursuant to the exceptions set forth in 15 USC 6802(e) and associated regulations. Prior to any disclosure of Confidential Information as required by law, the Recipient shall (i) notify the Discloser of any actual or threatened legal compulsion of disclosure and any actual legal obligation of disclosure immediately upon becoming so obligated and (ii) cooperate with the Discloser's reasonable, lawful efforts to resist, limit or delay disclosure. Nothing in this Section shall require any notice or other action by us or our affiliates in connection with requests or demands for Confidential Information by applicable regulators. The restrictions set forth herein shall survive the termination of this Agreement.

(c)  These confidentiality obligations do not apply to information which:
     Recipient already rightfully possesses when disclosed by Discloser; Recipient independently develops; becomes publicly known other than by breach of this Section; or Recipient rightfully receives from a third party without the obligation of confidentiality.

(d) You acknowledge that we must comply with the information security standards of the Gramm-Leach-Bliley Act (15 USC 6801, 6805(b)(1)) and the regulations promulgated thereunder and with other statutory and regulatory requirements as well as our internal information security program. You will reasonably assist us in complying and conforming with our information protection policies. We will inform you of our requirements in this regard.

15. KNOW YOUR CUSTOMER/ANTI-MONEY LAUNDERING: Upon request, you will promptly provide us such documentation regarding your know your customer and anti-money laundering policies and/or evidencing the identity of the beneficial owners of Fund shares as is necessary to permit us, the Funds and the Transfer Agent to comply with applicable "know your customer" and anti-money laundering laws and regulations. You agree to monitor for suspicious transactions and to assist us in monitoring for such transactions upon our or the Funds' request. You further represent and warrant that you: (i) have established policies and procedures designed to prevent and detect money laundering and to meet applicable anti-money laundering legal and regulatory requirements; (ii) have procedures to ensure that none of your Customers holding Fund shares appear on or are covered by any lists of prohibited persons, entities, and jurisdictions maintained and administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"); (iii) have identified, will continue to identify and will retain all documentation necessary to identify your Customers and their sources of funds; and (iv) do not believe, have no current reason to believe and will notify us immediately if you come to have reason to believe that any of your Customers holding Fund shares through you are engaged in money-laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which you do business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC.

16. INDEMNIFICATION: You shall indemnify and hold harmless us, each Fund, the Transfer Agent, and our and their respective subsidiaries, affiliates, officers, directors, trustees, agents and employees from all direct or indirect liabilities, damages, losses, costs or expenses (including attorneys' fees) arising from, related to or otherwise connected with (i) any breach by you of any provision of this Agreement; (ii) any violation by you of Applicable Law; or
(iii) any actions or omissions by us, any Fund, the Transfer Agent, and our and their subsidiaries, affiliates, officers, directors, trustees, agents and employees made in reliance upon any instructions believed to be genuine and to have been given on your behalf. The provisions of this Section shall survive the termination of this Agreement.

17. CLEARING SERVICES: If you provide brokerage clearing services to financial intermediaries who wish to sell Fund shares ("Originating Firms"), the terms of Schedule E shall apply.

18. NSCC: If you and we use the services of the NSCC, the terms of Schedule F shall apply.

19. WRAP AND SIMILAR PROGRAMS: If you intend to offer and sell the Funds' shares through a wrap or similar managed account, the terms of Schedule G shall apply.

20. AMENDMENT AND TERMINATION OF AGREEMENT: This Agreement shall become effective as of the date on the signature page. This Agreement shall cancel and supersede any and all prior similar agreements or contracts relating to the distribution of the shares between you and the Funds or their distributor. We reserve the right to amend or assign (to the extent assignment is permitted under Applicable Law) this Agreement at any time. You shall accept any amendment to or assignment of this Agreement by us by placing an order after the date set forth in any notice of amendment or assignment we send you. This Agreement shall automatically terminate upon its assignment (as defined in the 1940 Act). You shall provide us reasonable written notice of such an assignment. Either party may terminate this Agreement upon reasonable written notice and all obligations to make payments under this Agreement shall terminate upon such termination. This Agreement also may be terminated automatically and without payment of penalty with respect to a Fund by a vote of the majority of the independent directors/trustees of the legal entity of which the Fund is a series, or upon 60 days notice by a vote of the majority (as defined in the 1940 Act) of the Fund's outstanding shares.

21. NOTICES: You will send any notice to us by first class mail, postage prepaid, or by confirmed telefacsimile at: ____________. We or the Funds will send any notice to you by first class mail, postage prepaid, or by confirmed telefacsimile to you at your address or telefacsimile number as set forth on the signature page or such other address or telefacsimile number as we may reasonably believe appropriate. A party that changes its address or telefacsimile number shall promptly notify the other party.

22. USE OF TRADEMARKS, SERVICEMARKS AND FUND NAMES: We, our affiliates and the Funds own certain registered trademarks, service marks and Fund names (collectively, the "Logos"). If you wish to include Logos in your promotional materials (collectively, "Sales Materials") or use a Logo as a hyperlink from an Internet Web site you own and/or control, we grant you a non-exclusive, non-transferable, royalty-free license to use the Logos in Sales Materials and as a hyperlink, provided:

(a) You agree that we, our affiliates and the Funds own all rights, title and interest in the Logos. You agree to do nothing inconsistent with our, our affiliates' and the Funds' ownership of the Logos and not to contest or aid anyone contesting any registration or application for registration of the Logos by us, our affiliates and the Funds;

(b) You agree to use the Logos only in the form and manner we pre-approve. You agree to use only those Logos as we may specify as hyperlinks. You shall not use a Logo as a hyperlink in any manner that would imply that we, our affiliates or the Funds endorse or recommend any of your products or services.

(c) You agree to place all necessary and proper notices and legends on the Sales Materials in order to protect our, our affiliates' and the Funds' interests in the Logos including symbols indicating trademarks, servicemarks and registered trademarks or servicemarks, as we request.

(d) You agree to notify us of any unauthorized use of the Logos by others promptly after it comes to your attention and that we have the sole right and discretion to commence actions or other proceedings for infringement, unfair competition or the like involving the Logos. You shall cooperate in any such proceedings if we request.

(e) The license granted shall terminate automatically upon our notice or upon termination of this Agreement. In those events, you agree to cease using all Logos in Sales Materials immediately and to destroy at your expense all Sales Materials in your possession bearing the Logos. You also agree that all rights in the Logos and in any connected goodwill shall remain our property.

23. GOVERNING LAW/DISPUTE RESOLUTION:

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to conflict of laws principles.

(b) It is agreed and understood that if you are a member of the NASD, to the extent applicable the rules of the NASD will apply to resolution of disputes between you and us. You further agree that if for any reason any dispute under this Agreement is not subject to resolution through dispute resolution procedures of the NASD and cannot be resolved through informal discussion between you and us, the dispute will be submitted to mediation administered by JAMS (Judicial Arbitration and Mediation Service) at the JAMS office located in Boston, Massachusetts. Any such mediation will be conducted with a JAMS mediator and under then-applicable JAMS rules and procedures. You and we will share equally the fees of JAMS and the mediator, but will bear your or our respective attorneys fees and other expenses of participating in the mediation. If the dispute is not resolved through informal discussion or mediation, you or we may file a lawsuit in Massachusetts. You hereby consent to the jurisdiction of the state or federal courts in the state of Massachusetts to adjudicate any such lawsuit and to bring any such lawsuit only in a state or federal court in Massachusetts. Further, you agree that trial of any such lawsuit will be conducted without a jury, that any and all issues of fact or law will be determined by the court sitting without a jury, and that the court will determine and enter the verdict in the trial of any such lawsuit. You waive any right to trial by jury of any lawsuit involving any dispute under this Agreement.

24. MISCELLANEOUS

(a) This Agreement is in all respects subject to the Conduct Rules of the NASD, which shall control and override any provision to the contrary in this Agreement. You acknowledge that this Agreement is subject to Applicable Law, and has been entered into pursuant to Rule 12b-1 under the 1940 Act if you sell shares for which a distribution plan has been adopted pursuant to Rule 12b-1.

(b) If any of your accounts with us pursuant to this Agreement have a debit balance, we may offset and recover the amount owed from any other account you have with us or our affiliates, without notice or demand to you.

(c) The headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement.

(d) This is the entire agreement and understanding between us and you as to the matters set forth herein. It shall be binding upon the parties when signed by us and accepted by you.

(e)  This Agreement may be executed in counterparts.

(f) The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

                                        COLUMBIA MANAGEMENT DISTRIBUTOR, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

You accept this invitation and agree to abide by the foregoing terms and conditions.

                                        Firm name:
                                                   -----------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Address:
                                                 -------------------------------
                                        Telephone:
                                                   -----------------------------
                                        Telefacsimile:
                                                       -------------------------

Dated:
       ----------------------

                   Please execute this Agreement in duplicate
                          and return both copies to us.

                                   SCHEDULE A

                            FUND FAMILIES AND FUNDS:

                                   SCHEDULE B

Additional terms for registered broker-dealers:

1. You represent that you are a member in good standing of the NASD, will comply with the NASD Conduct Rules and are qualified to act as a broker-dealer in each state or other jurisdiction in which you transact business, and agree to maintain such registrations, qualifications and membership in good standing in full force and effect throughout the term of this Agreement.

2. You agree that this Agreement shall automatically terminate without notice if:

     (a) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 has been filed against you;

     (b)  the SEC revokes or suspends your registration as a broker-dealer;

     (c) any national securities exchange or national securities association revokes or suspends your membership; or

     (d) under any applicable net capital rule of the SEC or any national securities exchange, your aggregate indebtedness exceeds 1,000% of your net capital.

     You agree that you shall notify us immediately of any such proceeding, application, revocation, suspension or indebtedness level.

                                   SCHEDULE C

Additional terms for entities that are not registered broker-dealers.

1. You represent and warrant that you are exempt from registration as a broker-dealer under the U.S. federal securities laws, and that you will conduct your activities hereunder and otherwise in a manner so as to remain exempt from such registration and in compliance with all laws and regulations that are now applicable, or which may become applicable, to you and your activities hereunder.

2. You represent and warrant that you are exempt from being required to register or qualify to act as a broker or dealer in the states or other jurisdictions where you transact business. If such exemption becomes no longer available to you, you agree to immediately become registered or qualified to act in such capacity in those jurisdictions where such exemption is no longer available.

3. You agree that this Agreement will terminate without notice if any court or regulatory authority with jurisdiction determines that you are acting as a broker, dealer or similar entity on an unregistered basis in violation of Applicable Law. You agree that you shall notify us immediately of any such determination.

                                   SCHEDULE D

This Schedule D comprises the agreement pursuant to which you may be compensated for providing administrative support services to your Customers who may from time to time beneficially own shares in one or more of the Funds that have a Board approved shareholder servicing plan. To the extent that any terms of this Schedule D conflict with any other terms of the Agreement, the terms of this Schedule D shall prevail as to the subject matter hereof.

1.   PROVISION OF SHAREHOLDER SERVICES

     (a) You agree to provide personal services to your Customers who are investors in the Funds and/or maintain shareholder accounts, all to the extent you are permitted to do so under applicable statutes, rules or regulations.

     (b) You shall perform all such services in a professional, competent and timely manner.

     (c) You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the support services contemplated hereby. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

     (d)  You represent, warrant and agree that the services described in
          Section 1(a) of this Schedule D are primarily intended to provide administrative support to your Customers who own shares of the Funds, not to sell shares issued by the Funds.

2. STATUS OF SERVICING AGENT: For all purposes of this Agreement you will be deemed to be an independent servicing agent, and will have no authority to act as agent for us or the Funds in any other capacity, except as expressly provided herein.

3.   INDEMNIFICATION

     By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us and the Funds harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder for the purchase, redemption, transfer or registration of the Funds' shares (or orders relating to the same) by or on behalf of Customers.

4.   COMPENSATION

     (a) In consideration of the services and facilities provided by you hereunder, we or the Funds may pay to you a periodic fee based upon a percentage of the average daily net asset value of the Fund shares attributable to you up to the maximum fee disclosed in the prospectus as full payment for your services. The fee rate payable to you may be prospectively increased or decreased by the Fund, in their sole discretion, at any time upon notice to you.

     (b) Compensation payable under this Schedule D is subject to, among other things, the NASD Conduct Rules governing receipt by NASD members of service fees from registered investment companies (the "NASD Service Fee Rule"). Such compensation shall only be paid if permissible under the NASD Service Fee Rule and shall not be payable for services that are deemed to be distribution-related services.

5.   REPORTS

     You agree to furnish us and the Funds with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with us and the Funds (including, without limitation, any auditors or legal counsel designated by us or the Funds), in connection with the preparation of reports to our Board(s) of Directors/Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

6.   AGREEMENT NOT EXCLUSIVE

     We or the Funds may enter into other similar agreements with any other person or persons without your consent.

7.   EFFECTIVENESS AND TERMINATION

     (a) This Agreement shall cancel and supersede any and all prior Shareholder Servicing Agreements or similar agreements or contracts relating to the provision of similar support services between you and us or the Funds.

     (b) Notwithstanding any other provision of the Agreement, this Schedule D is terminable with respect to any series of Shares, without penalty, at any time by the Funds (which termination may be by a vote of a majority of the Directors/Trustees who are not interested persons, as that term is defined in the 1940 Act, of the applicable legal entity for the series of shares, as appropriate) or by you upon written notice to us and the Funds.

                                   SCHEDULE E

                                CLEARING SERVICES

You represent that you and each such Originating Firm are parties to a clearing agreement which conforms to the requirements of Rule 3230 of the NASD Conduct Rules or, as applicable, the rules of a national securities exchange. In addition, you agree that (a) you are responsible for ensuring that Fund shares are offered and sold by Originating Firms in compliance with all terms and conditions of this Agreement and the Prospectus as if you had conducted such offers and sales yourself and (b) your agreements with each Originating Firm will comply with all arrangements of Regulation S-P of the U.S. Securities and Exchange Commission ("SEC") and will require each Originating Firm to adopt policies and procedures that address suitable safeguards for the protection of consumer records and information.

                                   SCHEDULE F

1. You may settle Fund share redemptions via NSCC Fund/Serv and without a guaranteed endorsement provided: (a) the wire order redemption request is placed through NSCC Fund/Serv and [(b) in the case of certificated shares, the appropriate certificate(s) are received as settlement and the reverse of such certificate(s) is not completed or signed in a manner deemed inconsistent by us or the Transfer Agent].

2. If we agree to participate in the NSCC "Networking" program with you, you and we may execute a separate agreement provided that, to the extent that any terms of this Agreement conflict with the terms of such separate agreement, the terms of this Agreement shall prevail. We agree that you may act through the Transfer Agent, the Networking channels and Fund/Serv without supporting documentation from your Customers (including customers of Originating Firms if you are a clearing broker), provided:

     (a) You provide all necessary, requested, updating and reconciling information to ensure the accuracy of records and to enable the Transfer Agent to maintain an accurate cross-reference file between Customer records and the Fund account records, which shall remain the official records of all Fund shareholder accounts. You agree that the Transfer Agent will not be responsible for changes to the file until a reasonable time after receipt.

     (b) You promptly will provide us with all applicable information regarding adverse claims, governmental and legal inquiries and correspondence.

     (c) You will report to your Customers all information the Funds must report on shareholder confirmations or otherwise under any Applicable Law or the terms of the Prospectus or which we, the Transfer Agent or the Funds provide you. Such reporting shall be complete, accurate and timely.

     (d) You will ensure that cash distributions are accurately paid to your Customer at the time specified by the Fund and you shall be solely responsible for any liabilities arising from payments reported by Customers as lost, stolen or forged.

(1) You further agree: that if you are acting as a clearing broker, you have obtained the prior written consent of each Originating Firm to all terms of this Section and the separate agreement and that all actions taken will be approved in advance by the applicable Originating Firm; to perform all duties, functions or responsibilities described herein and in any associated Networking Agreement in a businesslike and competent manner; that you or the Originating Firm has the prior sufficient consent of each Customer whose account is to be placed in or transferred to a Networking account, having first informed each Customer in writing of all related material facts; that all your instructions and actions regarding Networked accounts will be accurate, complete and in the appropriate format; that you will be deemed to guarantee in proper order of your Customer's signature and the taking of any action as to which the Transfer Agent normally requires a signature guarantee; that you will obtain and maintain, and provide upon request, all documents or information for each Networking account required by Applicable Law; that you will maintain adequate insurance coverage for your obligations hereunder and provide us upon request with an appropriate certificate of insurance; and that you will perform all federal, state and local tax reporting with respect to transactions in shares through the NSCC Fund/Serv program.

                                   SCHEDULE G

     1. The terms of this Schedule G apply to the extent you offer a Fund's shares to Customers ("Program Clients") as part of a wrap or similar fee-based program ("Program").

     2. You may sell shares of the Funds we make available to you pursuant to the Agreement at net asset value to bona fide Program Clients for use solely in the Program. You will earn no concession or commission on any such sale.

     3. You will charge Program Clients an annual fee for participation in the Program. You will not prepare, use or distribute brochures, written materials or advertising in any form that refers to sales of the Funds as no-load. Brochures, written materials or other advertising concerning the Program may describe Fund shares as being available at net asset value if the fees and expenses of the Program are given at least equal prominence.

     4. We do not endorse, recommend or otherwise become involved in providing any of your investment products or services (including but not limited to the Program). You agree that we merely afford you the opportunity to use shares of the Funds as an investment medium for the Program.